Exhibit 99.1

January 20, 2012 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter of 2011

NORTH LIBERTY, IOWA - January 20, 2012 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended December 31, 2011. Operating revenues for the quarter increased 1.5% to $131.2 million from $129.2 million in the fourth quarter of 2010. Net income was $17.1 million compared to $15.4 million in the 2010 period, an 11.3% increase. Earnings per diluted share increased 17.6% to $0.20 from $0.17 reported in the fourth quarter of 2010. Fuel surcharge revenues for the quarter increased 30.5% to $26.5 million from $20.3 million in the fourth quarter of 2010. For the quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 79.5% and a 13.0% net margin (net income as a percentage of operating revenues) compared to 81.0% and 11.9%, respectively, in the fourth quarter of last year.

Operating revenues for the year increased 5.8% to $528.6 million from $499.5 million in the prior year. Net income was $70 million compared to $62.2 million in the 2010 period, a 12.4% increase. Earnings per diluted share increased 13.0% to $0.78 from $0.69 reported in 2010. Fuel surcharge revenues for the year increased 43.2% to $107.8 million from $75.3 million in the prior year. For the year, the Company posted an operating ratio of 79.8% and a 13.2% net margin compared to 81.7% and 12.5%, respectively, reported last year.

Safety and customer service continue to be the two primary objectives in our driver recruiting and retention efforts. Improved utilization is a primary focus as we continue to be challenged by tight driver capacity. Fuel expense increased $5.3 million or 15.4% during the quarter and $35.4 million or 28.0% during the year, primarily due to an increase in average fuel prices over the similar prior periods. The U.S. average cost of fuel was $3.870 per gallon during the fourth quarter of 2011, a 22.5% increase over the fourth quarter of the prior year and $3.848 for the year, a 28.4% increase from the prior year. The Company continues to focus on fuel surcharge pricing, truck idling hours, and fuel purchasing decisions in an effort to lessen the impact of higher fuel costs. Our new tractor fleet is one of the most fuel-efficient in the industry and is fully equipped with idle management controls.

The average age of the Company's tractor fleet was 1.7 years as of December 31, 2011 with all of the fleet being 2010 models and newer. The Company took delivery of 844 new ProStar Plus Internationals during the year including 302 in the fourth quarter. An additional 27 new trucks will be received in January to complete this upgrade. These new trucks are fuel efficient and meet new emissions standards while providing comfort for our drivers. The average age of the Company's trailer fleet improved to 4.1 years at December 31, 2011 compared to 6.0 years at December 31, 2010, with 80% of our trailers being 2007 models and newer. The Company took delivery of 2,600 new Great Dane and Wabash trailers during the year including149 new Great Danes during the fourth quarter. The Company sold 2,813 trailers during the year including 360 trailers during the fourth quarter. Fleet utilization was negatively impacted throughout the year due to routing sold trailers to various drop locations, while taking advantage of an unusually favorable used trailer market. Management plans to take advantage of the used trailer market in 2012 to continue the upgrade of its trailer fleet. These fleet upgrades keep our tractor and trailer fleet new, and positions the Company for growth opportunities while allowing us to maintain our strong industry CSA (Compliance, Safety, Accountability) scores.

The Company ended the year with cash, cash equivalents, and short-term and long-term investments totaling $190.3 million, a $19.5 million decrease from the $209.8 million reported at December 31, 2010. Capital expenditures for the year include $53.2 million primarily for new tractors and trailers, net of equipment sale proceeds. Long-term and short-term investments include $53.7 million of illiquid auction rate securities, at par, which was down from $91.8 million at December 31, 2010. Since February 2008, the Company has received $144.8 million in calls, all at par, including $38.1 million received during the year. Net cash flows from operations continue to be strong at 18.7% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of $525.7 million. The Company ended the year with a return on total assets of 13.0% and a 19.9% return on equity compared to 11.8% and 17.7%, respectively, during 2010.

Commitment to our shareholders continues through the payment of cash dividends and the repurchase of common stock. A dividend of $0.02 per share was declared and paid during the quarter. The Company has now paid cumulative cash dividends of $344.6 million, including two special dividends, over the past thirty-four consecutive quarters. In addition, the Company purchased 4.6% of its outstanding shares during the year at a cost of $56.4 million. Total shares repurchased were 4.2 million including 2.0 million in the fourth quarter.

Thirteen customer service awards were received in 2011 because of our dependability and performance. Outstanding customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. These awards include the Cost Plus World Market 2010 Premier Carrier Partner Award, the Eastman Chemical 2010 Supplier Excellence Award for the eighth consecutive year, the 2010 Kellogg Komplete Carrier of the Year for the second time in three years, the Lowe's 2010 Gold Carrier Award, the Transplace Platinum Seal of Approval award for the sixth year in a row, the Walmart Transportation 2010 General Merchandise Platinum Carrier of the Year Award for the second consecutive year, the FedEx Carrier of the Year, FedEx Gold Award for 99.83% on time service, FedEx Smartpost National Carrier of the Year, FedEx Smartpost Peak Performance Award, Schneider Logistics National Carrier of the Year for the sixth year in a row, the first recipient of the Schneider Logistics Commercial Growth Award, and Logistics Management magazine's Quest for Quality award for the ninth consecutive year.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)
OPERATING REVENUE	$131,209	$129,244	$528,623	$499,516

OPERATING EXPENSES:
Salaries, wages, and benefits	$41,885	$42,541	$166,717	$167,980
Rent and purchased transportation	1,760	2,191	7,527	9,460
Fuel	39,494	34,234	161,915	126,477
Operations and maintenance	4,435	4,477	20,938	17,086
Operating taxes and licenses	2,272	2,289	9,225	8,480
Insurance and claims	2,770	2,160	13,142	12,526
Communications and utilities	816	519	2,957	3,187
Depreciation	16,284	15,708	57,226	61,949
Other operating expenses	4,432	3,433	14,552	14,239
Gain on disposal of property and equipment	(9,804)	(2,833)	(32,133)	(13,317)

	104,344	104,719	422,066	408,067

Operating income	26,865	24,525	106,557	91,449

Interest income	153	258	773	1,424

Income before income taxes	27,018	24,783	107,330	92,873

Federal and state income taxes	9,897	9,403	37,398	30,657

Net income	$17,121	$15,380	$69,932	$62,216

Earnings per share
Basic	$0.20	$0.17	$0.78	$0.69
Diluted	$0.20	$0.17	$0.78	$0.69

Weighted average shares outstanding
Basic	87,150	90,689	89,656	90,689
Diluted	87,219	90,689	89,673	90,689

Dividends declared per share	$0.02	$0.02	$0.08	$1.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
	December 31,	December 31,
ASSETS	2011	2010
CURRENT ASSETS
Cash and cash equivalents	$139,770	$121,120
Short-term investments	—	8,300
Trade receivables, net	44,198	41,619
Prepaid tires	12,820	6,570
Other current assets	1,932	1,725
Income tax receivable	314	2,052
Deferred income taxes, net	14,401	12,400
Total current assets	213,435	193,786

PROPERTY AND EQUIPMENT	409,710	386,188
Less accumulated depreciation	161,269	165,736
	248,441	220,452
LONG-TERM INVESTMENTS	50,569	80,394
OTHER ASSETS	13,221	11,403
	$525,666	$506,035
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$9,088	$10,972
Compensation and benefits	15,493	14,823
Insurance accruals	13,997	16,341
Other accruals	7,085	6,764
Total current liabilities	45,663	48,900
LONG-TERM LIABILITIES
Income taxes payable	24,077	27,313
Deferred income taxes, net	57,661	40,917
Insurance accruals less current portion	57,494	54,718
Total long-term liabilities	139,232	122,948
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2011 and 2010; outstanding 86,475 and 90,689 in 2011 and 2010, respectively	907	907
Additional paid-in capital	589	439
Retained earnings	398,706	335,922
Treasury stock, at cost; 4,214 shares in 2011	(56,350)	—
Accumulated other comprehensive loss	(3,081)	(3,081)
	340,771	334,187
	$525,666	$506,035